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                                                                   EXHIBIT (8)-2


                       [Letterhead of King & Spalding]


                               November 19, 1997



America Service Group Inc.
Suite 300
105 West Park Drive
Brentwood, Tennessee 37027

         Re: Federal Income Tax Consequences of Merger of ASG Merger Corporation, a Wholly Owned Subsidiary of MedPartners, Inc., with and into America Service Group Inc.

Ladies and Gentlemen:

         We have acted as tax counsel to America Service Group Inc. ("ASG"), in connection with the merger (the "Merger") of ASG Merger Corporation ("Subsidiary"), a wholly owned subsidiary of MedPartners, Inc. ("MedPartners"), with and into ASG, pursuant to the Plan and Agreement of Merger dated as of October 1, 1997 (the "Agreement") by and between MedPartners, Subsidiary, and ASG. You have requested our opinion, in our capacity as tax counsel to ASG, regarding certain of the federal income tax consequences of the Merger.

         We understand that our opinion will be referred to in the Proxy Statement/Prospectus that forms part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger. We hereby consent to such use of our opinion.

         All capitalized terms used herein without definition have the respective meanings specified in the Agreement.


                              INFORMATION RELIED ON

         In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including the Agreement and the Proxy Statement/Prospectus. In our examination of documents, we have assumed, with your consent, that all documents submitted to us as photocopies or telecopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We also have obtained such additional information as we have deemed relevant and necessary. However, we have not yet obtained written
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certificates from ASG, MedPartners or any stockholders of ASG to verify certain facts that we have assumed in rendering this opinion. Before rendering our opinion in connection with the closing of the Merger, we intend to obtain appropriate written certificates to confirm certain material facts that we have assumed herein.

         In view of the foregoing, we have assumed that the following statements are true on the date hereof and will be true at the time of the Merger:

                  (1) The Merger will be consummated in compliance with the material terms of the Agreement and none of the material terms and conditions therein have been waived or modified and neither ASG nor MedPartners has any plan or intention to waive or modify any such material term or condition.

                  (2) The fair market value of the MedPartners Common Stock and other consideration received by each ASG stockholder will be approximately equal to the fair market value of the ASG Common Stock surrendered in the Merger.

                  (3) There is no plan or intention by the stockholders of ASG who own five percent or more of the ASG Common Stock, and to the best of the knowledge of the management of ASG, there is no plan or intention on the part of the remaining stockholders of ASG, to sell, exchange, or otherwise dispose of a number of shares of MedPartners Common Stock received in the Merger that would reduce the ASG stockholders' ownership of MedPartners Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding ASG Common Stock as of the same date. For purposes of this representation, shares of ASG Common Stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of MedPartners Common Stock will be treated as outstanding ASG Common Stock on the date of the Merger. Moreover, shares of ASG Common Stock and shares of MedPartners Common Stock held by ASG stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

                  (4) Following the Merger, ASG will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Subsidiary's net assets and at least 70 percent of the fair market value of Subsidiary's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by ASG or Subsidiary to dissenters, amounts paid by ASG or Subsidiary to stockholders who receive cash or other property, amounts used by ASG or Subsidiary to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by ASG or Subsidiary will be included as assets of ASG or Subsidiary, respectively, held immediately prior to the Merger.
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                  (5)  Prior to the Merger, MedPartners will directly own all of the outstanding shares of stock of Subsidiary.

                  (6) ASG has no plan or intention to issue additional shares of its stock that would result in MedPartners acquiring or owning after the Merger less than 80 percent of the total combined voting power of all classes of ASG stock entitled to vote and at least 80 percent of the total number of shares of all other classes of ASG stock.

                  (7) MedPartners has no plan or intention to cause ASG to issue additional shares of ASG stock that would result in MedPartners (or a wholly owned subsidiary of MedPartners) owning after the Merger less than 80 percent of the total combined voting power of all classes of ASG stock entitled to vote and at least 80 percent of the total number of shares of all other classes of ASG stock.

                  (8) MedPartners has no plan or intention to reacquire any of the shares of MedPartners Common Stock issued in the Merger.

                  (9) MedPartners has no plan or intention to liquidate ASG; to merge ASG with or into another corporation; to sell or otherwise dispose of any of the ASG Common Stock, except for transfers of stock to corporations controlled by MedPartners; or to cause ASG to sell or otherwise dispose of any of its assets or any of the assets acquired from Subsidiary, except for dispositions made in the ordinary course of business.

                  (10) Subsidiary will have no liabilities at the time of the Merger, and will not transfer to ASG any assets subject to liabilities in the transaction.

                  (11) Following the Merger, ASG will continue its historic business or use a significant portion of its historic business assets in a business.

                  (12) MedPartners, Subsidiary, ASG, and the stockholders of ASG will pay their respective expenses, if any, incurred in connection with the Merger.

                  (13) There is no intercorporate indebtedness existing between MedPartners and ASG or between Subsidiary and ASG that was or will be issued, acquired, or settled at a discount.

                  (14) In the Merger, MedPartners will acquire shares of ASG Common Stock representing at least 80 percent of the total combined voting power of all classes of ASG stock entitled to vote and at least 80 percent of the total number of shares of all other classes of ASG stock, solely in exchange for voting stock of MedPartners. For purposes of this representation, shares of
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ASG Common Stock exchanged for cash or other property originating with
MedPartners will be treated as outstanding ASG Common Stock on the date of the Merger.

                  (15) At the time of the Merger, ASG will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in ASG that, if exercised or converted, would affect MedPartner's acquisition or retention of ASG Common Stock representing at least 80 percent of the total combined voting power of all classes of ASG stock entitled to vote and at least 80 percent of the total number of shares of all other classes of ASG stock.

                  (16) Neither MedPartners nor any subsidiary of MedPartners owns, directly or indirectly, nor has any such corporation owned during the past five years, directly or indirectly, any capital stock of ASG.

                  (17) Neither ASG, MedPartners, nor Subsidiary is a regulated investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose total assets (excluding cash, cash items, receivables and U.S. government securities) are stock or securities and 80 percent or more of the value of whose total assets are assets held for investment. For purposes of the 50 percent and 80 percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded, and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets. A corporation shall be considered a subsidiary for purposes of this paragraph if the parent owns 50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding.

                  (18) On the date of the Merger, the fair market value of the assets of ASG will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

                  (19) ASG is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

                  (20) None of the compensation received by any stockholder-employees of ASG in contemplation of or as a result of the Merger will be separate consideration for, or allocable to, any of their shares of ASG Common Stock; none of the shares of MedPartners Common Stock received by any stockholder-employees of ASG in exchange for ASG Common Stock in the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees pursuant to the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.
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                  (21) The payment of cash in lieu of fractional shares of
MedPartners Common Stock is solely for the purpose of avoiding the expense and inconvenience to MedPartners of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the ASG stockholders instead of issuing fractional shares of MedPartners Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to the ASG stockholders in exchange for their shares of ASG Common Stock. The fractional share interests of each ASG stockholder will be aggregated and no ASG stockholder will receive cash in an amount equal to or greater than the value of one full share of MedPartners Common Stock.


                                     OPINION

         Based upon the foregoing, it is our opinion that:

                  (1) The Merger will constitute a "reorganization" within the meaning of Sections 368(a)(1)(A) and (a)(2)(E) of the Code;

                  (2) The exchange in the Merger of ASG Common Stock for MedPartners Common Stock will not give rise to gain or loss to the ASG stockholders;

                  (3) The tax basis of the MedPartners Common Stock received in the Merger by an ASG stockholder (including any fractional share interest) will be the same as the tax basis of the ASG Common Stock exchanged for such MedPartners Common Stock;

                  (4) The holding period for the MedPartners Common Stock received in the Merger by an ASG stockholder will include the holding period of such stockholder in the ASG Common Stock exchanged for such MedPartners Common Stock, provided that the ASG Common Stock is held as a capital asset at the Effective Time of the Merger; and

                  (5) An ASG stockholder who receives cash in lieu of a fractional share of MedPartners Common Stock will recognize gain or loss equal to the difference between such cash amount and the stockholder's basis in the fractional share interest.

         The opinion expressed herein is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein that we have assumed to be true on the day hereof and at the time of the Merger. Our opinion cannot be relied upon if any of the material facts contained in such documents or in any such additional information are, or later become, inaccurate or if any of the material statements set out herein are, or later become, inaccurate. Finally, our opinion is limited
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to the tax matters specifically covered thereby, and we have not been asked to address herein, nor have we addressed herein, any other tax consequences of the Merger.

                                    Very truly yours,



                                    KING & SPALDING